FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-17

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: 08/03/17 08:28:48

WFCM 2017-C39 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $996.894 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGERS:	CITIGROUP GLOBAL MARKETS INC.
NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/AAA(sf)/Aaa(sf)	27.816	30.000%	2.90	41.2%	16.0%
A-2	AAAsf/AAA(sf)/Aaa(sf)	80.706	30.000%	4.90	41.2%	16.0%
A-3	AAAsf/AAA(sf)/Aaa(sf)	4.389	30.000%	6.90	41.2%	16.0%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	44.790	30.000%	7.18	41.2%	16.0%
A-4	AAAsf/AAA(sf)/Aaa(sf)	305.000	30.000%	9.72	41.2%	16.0%
A-5	AAAsf/AAA(sf)/Aaa(sf)	330.283	30.000%	9.84	41.2%	16.0%
A-S	AAAsf/AAA(sf)/Aa2(sf)	106.203	20.625%	9.90	46.7%	14.1%
X-A	AAAsf/AAA(sf)/Aaa(sf)	792.984	N/A	N/A	N/A	N/A
X-B	NR/AAA(sf)/NR	222.942	N/A	N/A	N/A	N/A
B	AA-sf/AA(sf)/NR	50.978	16.125%	9.93	49.3%	13.3%
C	A-sf/A(sf)/NR	46.729	12.000%	9.98	51.7%	12.7%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB+sf/A-(sf)/NR	19.032	10.320%	9.98	52.7%	12.5%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,132,834,836
NUMBER OF LOANS:	64
NUMBER OF PROPERTIES:	149
WA CUT-OFF LTV:	58.8%
WA BALLOON LTV:	54.2%
WA U/W NCF DSCR:	2.15x
WA U/W NOI DEBT YIELD:	11.2%
WA MORTGAGE RATE:	4.372%
TOP TEN LOANS %:	45.2%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	353
WA SEASONING (MOS):	2
LOAN SELLERS:	WFB(29.4%), BARCLAYS(26.6%), AREF(23.8%), NATIXIS(13.6%), BASIS(6.6%)

TOP 3 PROPERTY TYPES:	OFFICE(36.2%), RETAIL(30.1%), HOSPITALITY(16.4%)

TOP 5 STATES:	NY(21.6%), NJ(12.2%), IL(9.1%), MD(7.5%), CA(7.3%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	B-PIECE HOLDINGS CAYMAN LIMITED OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	TOMORROW
PRESALE REPORTS:	TODAY & TOMORROW
ANTICIPATED PRICING:	WEEK OF AUGUST 7, 2017
ANTICIPATED SETTLEMENT:	AUGUST 17, 2017

ROADSHOW
MINNEAPOLIS, BREAKFAST:	TODAY, 8/3 @ 7:30AM CT, KIMPTON GRAND HOTEL
HARTFORD, BREAKFAST:	TODAY, 8/3 @ 8:30AM ET, THE GOODWIN HOTEL
BOSTON, LUNCH:	TODAY, 8/3 @ 12:00PM ET, RITZ-CARLTON

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	C39WFCM2017
FINAL LINK:	www.netroadshow.com/nrs/wp/default.html?show=B17fEb

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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